                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           AER Energy Resources, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               (AER ENERGY LOGO)

                                                                   March 4, 1999

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of AER Energy Resources, Inc. on Wednesday, April 7, 1999, at 11:00 a.m., local time, at the Sheraton Buckhead Hotel, 3405 Lenox Road, NE, Atlanta, Georgia 30326.

     The items of business to be acted on during the meeting include the election of six Directors and the authorization of a reverse stock split (any split falling within a range between and including a 1-for-2 and a 1-for-5 reverse stock split) of the Company's Common Stock, depending upon a determination by the Board that such a reverse stock split is in the best interest of the Company and its shareholders. The accompanying proxy statement contains details on these items. At the meeting, we will also review the major developments of 1998.

     Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To ensure your representation at the meeting whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible. If you do attend the meeting, you may revoke your proxy and vote in person if you so desire.

     I look forward to seeing you on April 7. Thank you for your continuing interest in the Company.

                                          Sincerely yours,

                                          /s/ DAVID W. DORHEIM
                                          DAVID W. DORHEIM
                                          President and Chief Executive Officer
                                          AER Energy Resources, Inc.

                           AER ENERGY RESOURCES, INC.
                             4600 HIGHLANDS PARKWAY
                                    SUITE G
                             SMYRNA, GEORGIA 30082

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 7, 1999

To the Shareholders of AER Energy Resources, Inc.:

     The Annual Meeting of Shareholders of AER Energy Resources, Inc. (the "Company") will be held at the Sheraton Buckhead Hotel, 3405 Lenox Road, NE, Atlanta, Georgia 30326, on Wednesday, April 7, 1999, at 11:00 a.m., local time, for the following purposes:

          1. To elect six Directors.


          2. To authorize the Board of Directors to effect a reverse stock split (any split falling within a range between and including a 1-for-2 and a 1-for-5 reverse stock split) of the Company's Common Stock.



          3. To transact such other business as may properly come before the meeting.


     February 22, 1999 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

     Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly to our transfer agent in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.

                                          By Order of the Board of Directors

                                          /s/ J.T. MOORE
                                          J. T. MOORE
                                          Vice President -- Chief Financial
                                          Officer, Secretary and Treasurer

March 4, 1999

     SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF A SHAREHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

                           AER ENERGY RESOURCES, INC.
                             4600 HIGHLANDS PARKWAY
                                    SUITE G
                             SMYRNA, GEORGIA 30082

                                PROXY STATEMENT
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 7, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AER Energy Resources, Inc. (the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held at the Sheraton Buckhead Hotel, 3405 Lenox Road, NE, Atlanta, Georgia 30326, at 11:00 a.m., local time, on April 7, 1999, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998 is enclosed. This Proxy Statement and accompanying form of proxy and the Company's 1998 Annual Report to Shareholders were first sent or given to shareholders on or about March 4, 1999.

SOLICITATION OF PROXIES

     This proxy solicitation will be conducted principally by mail, and the cost will be paid by the Company. Proxies may also be solicited by officers and regular employees of the Company personally or by telephone, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to their principals and customers where appropriate, and the Company will reimburse such banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses in sending the proxy material to beneficial owners of the shares.

ACTIONS TO BE TAKEN UNDER THE PROXY

     In voting on the election of Directors (Proposal 1), shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. In voting to amend the Company's Articles of Incorporation to effect a reverse stock split of the Company's Common Stock (Proposal 2), shareholders may vote FOR, AGAINST, or ABSTAIN with respect to the proposal. Unless other instructions are indicated on the proxy card, all properly executed proxies received by the Company will be voted FOR Proposal 1, the election of all the nominees for Director set forth below under "Election of Directors" and FOR Proposal 2, to amend the Company's Articles of Incorporation to effect a reverse stock split of the Company's Common Stock. Some proxies may be broker non-votes (marked to indicate that the shares are not being voted on either or both proposals).

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Annual Meeting. Any proxy authorized to be voted at the Annual Meeting on any matter (including on routine matters pursuant to the discretionary authority granted in management's proxy), whether or not the proxy is marked to withhold authority or abstain or to effect a broker non-vote on any proposal, will be counted in establishing a quorum.

     The election of Directors will require the affirmative vote of a plurality of the shares voted at the Annual Meeting in person or by proxy. Votes withheld and broker non-votes will not be included in vote totals for Director nominees and will have no effect on the outcome of the vote. Approval of Proposal 2 will require the affirmative vote of a majority of the outstanding Common Stock of the Company. Abstentions and broker non-votes will have the effect of a vote against Proposal 2.

     Any shareholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company. In order to be effective, such notice or later dated proxy must be received by the Company prior to the exercise of the earlier proxy. A shareholder may attend the Annual Meeting, revoke his proxy and vote in person.

                               VOTING SECURITIES

     Only holders of record as of the close of business on February 22, 1999 of the Company's Common Stock, no par value ("AER Common Stock"), are entitled to vote at the Annual Meeting. On that date, there were 24,862,263 shares of AER Common Stock outstanding, each entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Security Ownership of Certain Beneficial Owners

     The following table sets forth, as of February 22, 1999, certain information with respect to the only persons known by the Company to be the beneficial owners, as determined pursuant to Rule 13d-3 ("Rule 13d-3") promulgated by the Securities and Exchange Commission ("SEC"), of more than 5% of the outstanding AER Common Stock. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them. The following table is based in part upon information from SEC Schedule 13Ds and 13Gs furnished to the Company.

                                                                                      PERCENT OF
                                                                   AMOUNT OF         OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP   COMMON STOCK
------------------------------------                          --------------------   ------------
Jon A. Lindseth(1)..........................................       6,599,645             26.5%
  12651 Elmwood Avenue
  Cleveland, OH 44111
Jon A. Lindseth, Trustee under Jon A. Lindseth Trust........       6,469,645             26.0%
  Agreement dated April 25, 1986, as modified(1)
  12651 Elmwood Avenue
  Cleveland, OH 44111
AER Partners(1).............................................       3,189,915             12.8%
  12651 Elmwood Avenue
  Cleveland, OH 44111
Elmwood Partners II(1)......................................       3,158,500             12.7%
  12651 Elmwood Avenue
  Cleveland, OH 44111
Odyssey Partners, L.P.(2)...................................       2,177,055              8.8%
  31 West 52nd Street
  New York, NY 10019
Keystone, Inc.(3)...........................................       1,095,500              4.4%
  201 Main Street, Suite 3100
  Fort Worth, TX 76102
FW AER Partners L.P.(3).....................................       2,419,158              9.4%
  201 Main Street, Suite 3100
  Fort Worth, TX 76102

---------------

(1) The Jon A. Lindseth Trust Agreement dated April 25, 1986, as modified (the "Trust"), is a revocable trust created to manage and invest certain assets for the benefit of Mr. Lindseth. The Trust's 26.0% interest in AER Common Stock is owned indirectly through the Trust's 50% ownership interests in AER Partners and Elmwood Partners II and 30% ownership interest in Battery Partners. Elmwood Partners II and AER Partners are investment partnerships that are composed of substantially the same partners. Battery Partners is a partnership which owns 121,230 shares or 0.5% of the outstanding AER Common Stock. Each of these entities is controlled by Mr. Lindseth. Mr. Lindseth claims beneficial ownership of all shares of AER Common Stock indirectly owned by the Trust. Mr. Lindseth also controls The Kindt-Collins Company ("Kindt-Collins") which owns 100,000 shares of AER Common Stock. Mr. Lindseth's adult children and their spouses together hold approximately a 15% interest in each of AER Partners, Elmwood Partners II and Kindt-Collins and a 26% interest in Battery Partners. Mr. Lindseth disclaims beneficial ownership of the interest of his children and their spouses in AER Partners, Elmwood Partners II, Kindt-Collins and Battery Partners. Giving effect to the shares owned by AER Partners, Elmwood Partners II, Kindt-Collins and Battery Partners, Mr. Lindseth and his wife currently control approximately 26.5% of the outstanding AER Common Stock.
(2) Messrs. Stephen Berger, Leon Levy, Jack Nash, Joshua Nash and Brian Wruble, by virtue of being general partners of Odyssey Partners, L.P., a privately-held investment partnership ("Odyssey"), may be deemed to beneficially own the shares of AER Common Stock owned by Odyssey. Each of such partners disclaims any such beneficial ownership (within the meaning of Rule 13d-3) which exceeds the proportionate interest in the AER Common Stock which he may be deemed to own as a general partner of Odyssey. No other persons exercise (or may be deemed to exercise) any voting or investment power over the shares of AER Common Stock owned by Odyssey.
(3) Shares reported as beneficially held by Keystone, Inc. ("Keystone") include 1,000,000 shares held by Keystone; 77,500 shares held jointly by David G. Brown, Vice President of and Consultant to Keystone and his spouse, Maureen Brown; and 18,000 shares held by Mark A. Wolfson, Vice President of and Consultant to Keystone. Robert M. Bass as President and sole director of Keystone may, pursuant to Rule 13d-3, be deemed to be the beneficial owner of the 1,000,000 shares of AER Common Stock owned by Keystone. In May 1996, FW AER Partners L.P. ("FW Partners") acquired 1,584,158 shares plus warrants to purchase an additional 835,000 shares. Group 31, Inc. as sole general partner of FW Partners and J. Taylor Crandall as President of Group 31 may, pursuant to Rule 13d-3, be deemed to be the beneficial owner of the 1,584,158 shares of AER Common Stock and warrants to purchase an additional 835,000 shares of AER Common Stock owned by FW Partners. The above individuals, together with Keystone, FW Partners and Group 31 jointly filed a Schedule 13D reporting the acquisition of an aggregate of 3,514,658 shares of AER Common Stock because they may be deemed to constitute a "group" within the meaning of Rule 13d-3. The Schedule 13D filing did not include 14,750 shares received subsequent to the filing by David G. Brown pursuant to the Company's 1993 Non-Employee Directors' Restricted Stock Award Plan.

  Security Ownership of Directors and Management

     The following table sets forth, as of February 22, 1999, certain information concerning the beneficial ownership, as defined in Rule 13d-3, of shares of AER Common Stock by the Directors, the Named Executive Officers (as defined below), and all executive officers and Directors as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares beneficially owned by them.


                                                                  SHARES OF AER        PERCENTAGE OF
                                                                   COMMON STOCK        COMMON STOCK
NAME                                       POSITION             BENEFICIALLY OWNED      OUTSTANDING
----                                       --------             ------------------     -------------
Jon A. Lindseth...............  Chairman of the Board               6,599,645(1)(2)        26.5%
David W. Dorheim..............  Director, President and Chief         239,110(3)          *
                                  Executive Officer
David G. Brown................  Director                               92,250(2)(4)       *
James W. Dixon................  Director                               29,250(2)          *
William L. Jackson............  Director                               35,250(2)          *
H. Douglas Johns..............  Director                               63,500(2)(4)       *
John L. Wilkes................  Director                               44,250(2)(5)       *
R. Dennis Bentz...............  Vice President -- Product and         163,260(3)          *
                                  Process Development
Frank M. Harris...............  Vice President -- Marketing           162,710(3)          *
                                and Licensing
J. T. Moore...................  Vice President -- Chief                    --             *
                                Financial Officer, Secretary
                                  and Treasurer
Lawrence A. Tinker............  Vice President -- Advanced            130,372(3)          *
                                  Technology
All executive officers and
  Directors as a group
  (11 persons)................
                                                                    7,559,597(6)           29.8%


---------------

  * Less than 1.0%
(1) Includes 3,189,915 shares held by AER Partners, 3,158,500 shares held by Elmwood Partners II, 121,230 shares held by Battery Partners and 100,000 shares held by Kindt-Collins.
(2) Includes shares awarded pursuant to the Company's 1993 Non-Employee Directors' Restricted Stock Award Plan, which are subject to restrictions on transfer that lapse over five years.
(3) Includes 78,750, 56,250 and 56,250 shares subject to options which are exercisable immediately at $0.89 per share held by Messrs. Dorheim, Bentz and Harris, respectively, and 108,000, 54,000 and 54,000 shares subject to options immediately exercisable at $3.19 per share held by Messrs. Dorheim, Bentz and Harris, respectively. Also includes 32,625 and 74,000 shares subject to immediately exercisable options held by Dr. Tinker at $1.89 and $3.19 per share, respectively.

(4) Includes 77,500 shares held jointly by Mr. Brown and his spouse.


(5) Includes 25,000 shares subject to an option which is immediately exercisable at $2.125 per share.

(6) Includes a total of 538,875 shares subject to options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Pursuant to the Bylaws of the Company, six Directors will be elected to serve for a term of one year and until their successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees identified below. Should any nominee be unable or fail to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise instructed in the proxy, to vote for the election in his stead of such other person as management may recommend.

     The following table sets forth certain information concerning persons nominated as Directors.

                                                  POSITION WITH COMPANY                     DIRECTOR OF
NAME                       AGE                   AND PRINCIPAL OCCUPATION                  COMPANY SINCE
----                       ---                   ------------------------                  -------------
Jon A. Lindseth..........  64    Chairman of the Board. Chairman of Kindt-Collins              1989
                                   (foundry supply company)
David W. Dorheim.........  49    Director, President and Chief Executive Officer               1989
David G. Brown...........  42    Director. Vice President of Keystone; limited partner of      1996
                                   FW Partners; principal of Arbor Investors, LLC (all
                                   are investment companies). Mr. Brown also serves on
                                   the Board of Directors of Bell & Howell Company.
James W. Dixon...........  51    Director. Chief Executive Officer of Broadreach               1997
                                   Consulting, Inc. (formerly The Reohr Group) (internet
                                   professional services company). Mr. Dixon also serves
                                   on the Board of Directors of US Data, Inc.
William L. Jackson.......  72    Director. Retired Chairman of Tupperware, Inc. (consumer      1993
                                   product manufacturer)
John L. Wilkes...........  73    Director. Retired Senior Vice President of Technology         1993
                                   Worldwide of Duracell Battery Company (battery
                                   manufacturer)

     Each nominee for Director has been principally employed in his present capacity or a similar capacity with the same organization for at least the last five years except as follows. From 1988 to 1996, Mr. Dixon served as Chairman and Chief Executive Officer of CompuCom Systems, Inc., a national computer reseller and services company.

     Mr. H. Douglas Johns has decided not to stand for re-election at the Annual Meeting for personal reasons. The Board of Directors has not nominated a replacement for Mr. Johns and instead has fixed the number of members of the Board at six for the 1999 term.

     Each of the Company's directors serves for a one-year term and until his successor is elected and qualified or until his earlier death, resignation or removal.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met nine times during 1998 and each Director attended at least 75% of such meetings. During 1998, each Director serving on a committee of the Board attended at least 75% of the meetings of each committee on which such Director served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit and Compensation Committees, which are composed of three members. The Board of Directors does not have a nominating committee.

     The Audit Committee, composed of Messrs. Lindseth, Jackson and Wilkes, met one time in 1998. The functions of the Audit Committee are to recommend to the Board each year the accounting firm to be retained as the Company's independent auditors, consider the fee arrangement and scope of the audit, review the financial statements and the independent auditors' report and the accompanying management letter, and consult with the independent auditors with regard to the adequacy of the Company's overall accounting and financial controls.

     The Compensation Committee, composed of Messrs. Lindseth, Brown, and Jackson, met one time in 1998. The purpose of the Compensation Committee is to approve compensation policies and programs for the Company's employees and executive officers and to grant options to employees and executive officers under the Company's 1992 Stock Option Plan (the "Stock Option Plan").

SHAREHOLDER VOTE

     The election of the six nominees named above will require the affirmative vote of the holders of a plurality of the shares of AER Common Stock voted at the Annual Meeting, assuming a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE SIX NOMINEES NAMED ABOVE.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") of the Board of Directors of the Company is composed of Directors who are not employees of the Company. The Board of Directors has delegated to the Committee the authority:

          1. To determine the compensation of David W. Dorheim, President and Chief Executive Officer of the Company.

          2. To approve, upon recommendation by Mr. Dorheim, the compensation arrangements of executive officers of the Company, other than Mr. Dorheim, including the executive officers named in the Summary Compensation Table below.

          3. To grant options to employees of the Company under the Stock Option Plan and to carry out the duties and responsibilities of the Board of Directors with respect to the Company's incentive plans.

  Compensation Policies

     The Company's compensation policies for executive officers are designed to provide competitive levels of compensation allowing the Company to attract and retain highly qualified executive officers whose contributions are essential to the success of the Company. The Committee approves salary increases of executive officers. The Company's compensation policies for executive officers have two principal components: (1) a significant portion of an individual executive officer's compensation depends on the performance of the individual, and (2) compensation in the form of stock options is contingent upon continued employment of the executive officer over a specified period of time because options typically vest 20% per year. The Committee believes that ownership of the Company's stock by its executive officers is important, and the Company's compensation policies and plans are designed to encourage such stock ownership. Specific information concerning the implementation of these policies in connection with the compensation of Mr. Dorheim and the other executive officers is provided below.

  Annual Salaries

     The annual salaries of executive officers are fixed initially at amounts that are deemed sufficient to induce them to accept employment with the Company. Salaries of executive officers are reviewed annually, and increases, if any, are made based on the individual's and the Company's performance. To the extent any salary increases have been granted, they have been based on a subjective evaluation of the performance of the recipient.

     The Company currently intends that all compensation paid to executive officers shall qualify for deductibility under Section 162(m) of the Internal Revenue Code (the "Code"), which provides that compensation paid to certain executive officers of public corporations in excess of $1,000,000 per year is not deductible for federal income tax purposes.

  Payment of Bonuses

     No bonuses were paid in 1998 to the executive officers.

  Compensation of Chief Executive Officer


     Using the criteria discussed above and in recognition of his efforts in implementing a new corporate strategy, reducing the Company's losses and the execution of a license agreement, Mr. Dorheim's salary was set at $231,846 for 1998, an increase of approximately $9,585 (4%) over the prior year. Pursuant to an understanding between the Company and Mr. Dorheim when he was hired in 1989, Mr. Dorheim receives a $6,000 per year automobile allowance. In addition, 50% of the principal of and accrued interest under a note from Mr. Dorheim to the Company for the purchase of AER Common Stock were forgiven pursuant to terms of the note, as amended. This reduction in note principal and related accrued interest and reimbursement of related income taxes resulted in $18,568 in additional compensation to Mr. Dorheim for 1998.


  Stock Options

     Under the Stock Option Plan, the Committee has awarded to executive officers options to purchase AER Common Stock. The options become exercisable at 20% per year following the date of grant. The options are exercisable for ten years and were originally priced at 100% of the fair market value of the AER Common Stock at the date of grant. The options were repriced effective March 22, 1996 to the closing market price on that date. In connection with the repricing, each option holder agreed that each of the repriced options could not be exercised for a period of one year. Options granted have not had performance contingencies, but the 20% annual vesting encourages executive officers to remain employed by the Company, and the value of the options depends on increases in the market value of AER Common Stock. Certain stock options were granted to certain executive officers prior to the implementation of the Stock Option Plan which have provisions similar to those described above, except the options became fully vested upon the Company's public offering in 1993.

     Submitted by the Compensation Committee of the Board of Directors.

              JON A. LINDSETH
              DAVID G. BROWN
              WILLIAM L. JACKSON

EXECUTIVE COMPENSATION

     Compensation Summary. The following table shows, for the last three fiscal years of the Company, annual compensation paid or awarded by the Company to the President and Chief Executive Officer and each of the four highest compensated executive officers of the Company (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                         -------------
                                                                                            AWARDS
                                                                                         -------------
                                                   ANNUAL COMPENSATION                     NUMBER OF
                                      ----------------------------------------------      SECURITIES
                                                                      OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION           YEAR   SALARY($)    BONUS($)   COMPENSATION($)     OPTIONS(#)(2)
---------------------------           ----   ---------    --------   ---------------     -------------
David W. Dorheim....................  1998    231,846          --    6,000(3)/18,568(4)          --
  President and Chief                 1997    222,261      45,000    6,000(3)/18,568(4)          --
  Executive Officer                   1996    209,475      15,000              6,000(3)     160,000(5)
R. Dennis Bentz.....................  1998    150,840          --             18,568(4)          --
  Vice President -- Product           1997    143,597      15,000             18,568(4)          --
  and Process Development             1996    133,897       7,500                 --         80,000(5)
Frank M. Harris.....................  1998    150,840          --             18,568(4)          --
  Vice President --                   1997    143,597      15,000             18,568(4)          --
  Marketing and Licensing             1996    133,897       7,500                 --         80,000(5)
J. T. Moore.........................  1998     35,397(6)       --                 --             --
  Vice President --                   1997         --          --                 --             --
  Chief Financial Officer,            1996         --          --                 --             --
  Secretary and Treasurer
Lawrence A. Tinker..................  1998    133,452          --             16,917(4)          --
  Vice President --                   1997    127,044      15,000             16,917(4)          --
  Advanced Technology                 1996    118,462       7,500                 --        100,000(5)

---------------

(1) The Company does not maintain a "long-term incentive plan," as defined by rules of the SEC, and has not made any awards of stock appreciation rights ("SARs").
(2) Includes options issued pursuant to the Stock Option Plan.
(3) Automobile allowance.
(4) Consists of the forgiveness of notes receivable and related interest and the reimbursement of related income taxes.
(5) Consists of stock options repriced during 1996.
(6) Mr. Moore was hired in September 1998. His annual salary is currently $110,000.

OPTION GRANTS IN 1998

     There were no options granted to the Named Executive Officers during 1998.

EXERCISES OF OPTIONS IN 1998 AND AGGREGATE YEAR-END OPTION VALUES

     Shown below is information with respect to the year-end values of all options held by the Named Executive Officers. No Named Executive Officer exercised any options in 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                      NUMBER OF
                                                                      SECURITIES
                                                                      UNDERLYING          VALUE OF
                                                                     UNEXERCISED     UNEXERCISED IN-THE-
                                            SHARES                    OPTIONS AT      MONEY OPTIONS AT
                                           ACQUIRED                   FY-END(#)         FY-END($)(1)
                                          ON EXERCISE     VALUE      EXERCISABLE/       EXERCISABLE/
NAME                                          (#)      REALIZED($)  UNEXERCISABLE       UNEXERCISABLE
----                                      -----------  -----------  --------------   -------------------
David W. Dorheim........................      N/A          N/A      186,750/52,000           0/0
R. Dennis Bentz.........................      N/A          N/A      110,250/26,000           0/0
Frank M. Harris.........................      N/A          N/A      110,250/26,000           0/0
J. T. Moore.............................      N/A          N/A           0/0                 0/0
Lawrence A. Tinker......................      N/A          N/A      106,625/26,000           0/0

---------------

(1) Equal to the net value of the option as of December 31, 1998, i.e., the closing market price of $0.75 per share of AER Common Stock on December 31, 1998, less the applicable per share exercise price of the option, multiplied by the number of shares subject to the option.

LONG-TERM INCENTIVE PLAN AWARDS IN 1998

     The Company has no "long-term incentive plan" as defined in the SEC's proxy statement disclosure rules.

PENSION PLAN

     The Company has no defined benefit or actuarial plan.

DIRECTOR COMPENSATION

     The Company historically has paid no cash compensation to its Directors, except reimbursement for reasonable expenses. In 1993, the Board of Directors adopted the Company's 1993 Non-Employee Directors' Restricted Stock Award Plan (the "Restricted Stock Plan"), pursuant to which non-employee directors were granted restricted stock awards. The Restricted Stock Plan was approved by the Company's shareholders at the Company's 1994 Annual Meeting of Shareholders. Under the Restricted Stock Plan, every five years each non-employee director receives a restricted stock award covering 15,000 shares of AER Common Stock. Restrictions on such shares lapse 20% per year for each year the non-employee director serves on the Board of Directors. Awards are pro-rated for non-employee directors selected between annual meetings of the shareholders. As of February 22, 1999, 167,750 shares had been awarded pursuant to the Restricted Stock Plan.

PERFORMANCE MEASUREMENT COMPARISON

     The following chart shows total shareholder returns for the periods indicated for each of (i) AER Common Stock, (ii) the Nasdaq Stock Market-U.S. Index, and (iii) the Hambrecht & Quist Growth Index (a subset of the Hambrecht & Quist Technology Index).

              COMPARISON OF SIXTY MONTH CUMULATIVE TOTAL RETURN ON
      INVESTMENT AMONG AER ENERGY RESOURCES, INC., THE NASDAQ STOCK MARKET
               U.S. INDEX AND THE HAMBRECHT & QUIST GROWTH INDEX
                        (PERFORMANCE COMPARISON GRAPH)

                                                                         NASDAQ
                                                     AER ENERGY          STOCK          HAMBRECHT &
               MEASUREMENT PERIOD                    RESOURCES,       MARKET-U.S.       QUIST GROWTH
             (FISCAL YEAR COVERED)                      INC.             INDEX             INDEX
12/31/93                                                    100.00            100.00            100.00
12/31/94                                                     43.90             97.75            103.28
12/31/95                                                     28.10            138.26            172.37
12/31/96                                                     21.37            170.01            180.41
12/31/97                                                     11.02            208.58            185.30
12/31/98                                                      7.32            293.21            268.78

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Effective May 7, 1993, the Board of Directors established a Compensation Committee of which no executive officers or former executive officers are or have been members.

     Mr. Lindseth is Chairman of the Board and founder of the Company. Prior to the Company's initial public offering in 1993, entities controlled by Mr. Lindseth, which consist of Kindt-Collins, Battery Partners, Elmwood Partners II and AER Partners (the "Lindseth Entities"), purchased or acquired at various times since the Company's inception an aggregate of 5,169,645 shares of AER Common Stock for a total cost of $7,186,979. These shares were purchased at the same prices and on the same terms as AER Common Stock purchased by other shareholders at the same times. Kindt-Collins purchased an additional 100,000 shares of AER Common Stock in the Company's initial public offering in July 1993. Elmwood Partners II purchased an additional 350,000 shares of AER Common Stock in the Company's public offering in November 1994. In December 1994, Kindt-Collins distributed 800,000 shares of AER Common Stock to its shareholders as a dividend. In January 1995, the 800,000 shares were subsequently contributed by the shareholders, who are also the partners of Elmwood Partners II, to Elmwood Partners II. In October 1995, Mr. Lindseth transferred his interests in Battery Partners, Elmwood Partners II and AER Partners to Jon A. Lindseth, Trustee under Jon A. Lindseth Trust Agreement dated April 25, 1986, as modified. In February 1996, Kindt-Collins sold to Elmwood Partners II 1,058,500 shares of AER Common Stock acquired prior to the Company's initial public offering for a total cost of $1,998,500 or approximately $1.89 per share. In February 1996, Elmwood Partners II purchased 950,000 shares of AER Common Stock in the public market.

                              CERTAIN TRANSACTIONS

     The Company is party to a 1989 License Agreement (the "DEMI License") with Dreisbach Electromotive, Inc. ("DEMI") and Mike Cheiky, a founder of DEMI, its former principal inventor and a former director of DEMI. During 1996, 1997 and 1998, respectively, the Company paid $150,000 $100,000 and $100,000 in royalty payments to DEMI under the DEMI License. Minimum royalties are $50,000 for 1999, with no minimum royalties thereafter. DEMI has also agreed to the terms of a proposed original equipment manufacturer ("OEM") air manager license agreement to be entered into by the Company and any OEMs licensing the air manager system. The DEMI License basically provides for royalties of 4% payable to DEMI on net sales of zinc-air batteries incorporating DEMI's technology made by the Company or its sublicensees. The OEM air manager license basically provides that 4% of the royalties the Company receives from sublicensing the air manager system will be payable to DEMI.

     Mr. Dorheim is a director of DEMI. At the time the DEMI License was executed, all of the shareholders of DEMI were shareholders in the Company. The Company is unable to determine how many DEMI shareholders (other than the Lindseth Entities) currently own AER Common Stock. As of December 31, 1998, the Lindseth Entities owned approximately 13% of the stock of DEMI.


     Messrs. Dorheim, Harris, Bentz and Tinker, all current executive officers of the Company, acquired a total of 156,375 shares of AER Common Stock in exchange for a total of $160,375 in cash and promissory notes when they began employment. In December 1994, the notes were amended to include full recourse against the borrowers in the event of nonpayment and to add a provision whereby the Company would forgive the entire indebtedness contingent on the continued employment of each such employee. On each of December 1, 1997 and 1998, pursuant to the forgiveness provisions, an aggregate of $41,912 of outstanding principal and related interest were forgiven and recorded as compensation expense. In addition, in each year, the Company reimbursed Messrs. Dorheim, Harris, Bentz and Tinker for income taxes related to the additional compensation in the aggregate amount of $31,760.


                                   PROPOSAL 2


  AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT (ANY SPLIT FALLING WITHIN AND INCLUDING A 1-FOR-2 AND A 1-FOR-5 REVERSE STOCK SPLIT) OF THE
                       COMPANY'S OUTSTANDING COMMON STOCK



     On February 2, 1999, the Board of Directors, by unanimous vote, authorized and recommended that the Company's shareholders approve a proposal to effect a reverse stock split (any split falling within a range between and including a 1-for-2 and a 1-for-5 reverse stock split) (the "Reverse Stock Split") of AER Common Stock that may be effected by the Board depending on market conditions. Pursuant to the Reverse Stock Split as appropriate, each two to five of the outstanding shares of AER Common Stock on the date of the Reverse Stock Split (the "Old Shares") will be automatically converted into one share of AER Common Stock (the "New Shares"). The Reverse Stock Split will not alter the number of shares of AER Common Stock authorized for issuance, but will simply reduce the number of shares of AER Common Stock issued and outstanding. The Reverse Stock Split, if authorized by the shareholders, will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interest of the Company and its shareholders and thereupon the Board will select at its discretion the ratio of the Reverse Stock Split which will fall within a range between and including a 1-for-2 and a 1-for-5 reverse stock split. The Reverse Stock Split will become effective upon filing of Articles of Amendment (the "Articles of Amendment") to the Company's Articles of Incorporation with the Georgia Secretary of State, and the Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so. The form of Articles of Amendment to effect the Reverse Stock Split is attached as Exhibit A hereto.

PURPOSE AND EFFECT OF PROPOSED REVERSE STOCK SPLIT


     The Board believes the Reverse Stock Split is desirable because it will assist the Company in continuing to meet the requirements for continued listing on the Nasdaq Stock Market's National Market or Small Cap Market ("Nasdaq") by helping to raise the trading price of AER Common Stock. One of the key requirements for continued listing on Nasdaq is that AER Common Stock must maintain a minimum bid price above $1.00 per share. The Company was notified on September 3, 1998 by Nasdaq that it was not in compliance with the listing rules because the closing minimum bid price per share of AER Common Stock had remained below $1.00 for 30 consecutive trading days. On November 30, 1998, the Company formally requested an oral hearing before the Nasdaq Hearings Department. On February 4, 1999, the Company appeared at a hearing before a Nasdaq Review Panel to present its business case and to disclose the Company's intention to effect a reverse stock split at its April 7, 1999 Annual Meeting of Shareholders in order to meet the minimum bid price requirement for continued listing on Nasdaq. Questions were raised by the Nasdaq Review Panel concerning the Company's net tangible assets. In response to these questions, the Company prepared a plan and submitted it to Nasdaq on February 12, 1999, showing the projected net tangible assets for the Company throughout the coming twelve months. The Company is awaiting a decision from the Nasdaq Review Panel. There is no assurance that the Nasdaq Review Panel's ruling will result in the Company's continued listing on the Nasdaq National Market.


     The effect of the Reverse Stock Split upon the market price for AER Common Stock cannot be predicted. There can be no assurance that the market price per New Share of AER Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of Old Shares of AER Common Stock outstanding resulting from the Reverse Stock Split, or that such price will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. The market price of AER Common Stock may also be based on Company performance and other factors, some of which may be unrelated to the number of shares outstanding.

     The Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in a shareholder of the Company owning a fractional share. In lieu of issuing fractional shares, the Company will pay to any shareholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split an amount in cash equal to the value of such fractional share determined by reference to the average closing bid price of the AER Common Stock for a period of five successive trading days immediately preceding the effective date of the Reverse Stock Split.

     After the Reverse Stock Split, the number of shares issued and outstanding will be reduced. The per share loss and net book value of AER Common Stock will be increased because there will be fewer shares of AER Common Stock outstanding.

     The Reverse Stock Split would have the following effects upon the number of shares of AER Common Stock outstanding and the number of authorized and unissued shares of AER Common Stock.

                                           UNISSUED AND
   REVERSE     COMMON STOCK   RESERVED      AUTHORIZED
 STOCK SPLIT   OUTSTANDING    SHARES(1)   COMMON STOCK(2)
 -----------   ------------   ---------   ---------------
Before Split    24,862,263    2,574,000     75,137,737
   1-for-2      12,431,131    1,284,000     87,568,869
   1-for-3       8,287,421      858,000     91,712,579
   1-for-4       6,215,565      643,500     93,784,435
   1-for-5       4,972,452      514,800     95,027,548

---------------

(1) Includes any shares reserved for stock option plans, the Non-Employee Director Restricted Stock Award Plan and warrants. No adjustment has been made for shares issued under such plans.
(2) Equals the total number of AER Common Stock authorized less shares outstanding.

     IN CONNECTION WITH THE APPROVAL OF THE REVERSE STOCK SPLIT, SHAREHOLDERS OF THE COMPANY WILL NOT HAVE A RIGHT TO DISSENT AND OBTAIN PAYMENT FOR THEIR SHARES UNDER SECTION 14-2-1301 ET SEQ. OF THE GEORGIA BUSINESS CORPORATION CODE.

OUTSTANDING WARRANTS AND OPTIONS

     Commencing with the effective date of the Reverse Stock Split, all outstanding warrants and options entitling the holders thereof to purchase shares of AER Common Stock will entitle such holders to receive, upon exercise of their warrants or options, the appropriate fraction of the number of shares of AER Common Stock which such holders may purchase upon exercise of their warrants or options and the exercise prices will increase in proportion to the fraction by which such warrants and options are reduced.

MANNER OF EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     In the event of the approval of the Reverse Stock Split by the Company's shareholders, and following the determination by the Board of the appropriate ratio for the Reverse Stock Split, the Reverse Stock Split will be effected by the filing with the Secretary of the State of Georgia the Articles of Amendment. The Reverse Stock Split will become effective on the date of filing the Articles of Amendment unless the Company specifies otherwise (the "Effective Date"). As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Old Shares, a shareholder will be entitled to receive a certificate representing the number of New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. No new certificate will be issued to a shareholder until he has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of New Shares in the appropriately reduced number.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company believes that the Federal income tax consequences of the Reverse Stock Split to holders of Old Shares and holders of New Shares will be as follows:

          1. Except as set forth in (5) below, no gain or loss will be recognized by a shareholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.


          2. The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefor (not including the tax basis of any Old Shares exchanged for cash in lieu of a fractional share).



          3. To the extent that Old Shares are exchanged for cash in lieu of a fractional share, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.


          4. The conversion of the Old Shares into the New Shares will produce no gain or loss to the Company.

          5. The receipt of cash in lieu of a fractional share by a shareholder will result in a tax liability to the shareholder.

     The Company's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

     This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

     The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which he resides.

     The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Reverse Stock Split.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors will offer the following resolution at the Annual
Meeting:


     RESOLVED, that the Board of Directors is empowered in its discretion without further action of the shareholders of the Company, to file an amendment to the Articles of Incorporation of the Company in the form attached as Exhibit A to effect a reverse stock split of the Company's outstanding shares of common stock, no par value, in a ratio falling within a range between and including a 1-for-2 and a 1-for-5 reverse stock split, and that the President, Secretary, or other officer designated by the President, and each of them be, and hereby are empowered to take any and all action necessary to effectuate the foregoing.


     Approval of the Reverse Stock Split will require the affirmative vote of a majority of the outstanding shares of AER Common Stock. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE REVERSE STOCK SPLIT.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent of the outstanding AER Common Stock, to file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent shareholders are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that during 1998 its officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements.


                 RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has selected Ernst & Young LLP as independent auditors of the Company for 1999. Ernst & Young LLP have been the independent public auditors for the Company since 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions.


                SHAREHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING



     A shareholder who wishes to submit a proposal for action at the 2000 Annual Meeting of Shareholders and have the proposal included in the proxy statement for such meeting must send his proposal sufficiently in advance so that it is received at the Company's executive offices by November 3, 1999. Further, a shareholder proposal received outside the processes of Rule 14a-8 of the Exchange Act and after February 23, 2000 will be considered untimely and the form of proxy accompanying this proxy statement may confer discretionary authority to the Company to vote on any such proposal if it is included in the Company's proxy statement. The shareholder should also notify the Company in writing regarding his intention to appear personally at the meeting to present his proposal at the time he submits his proposal.

                                 OTHER MATTERS

     Management of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those mentioned herein. If any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors

                                          /s/ J.T. MOORE
                                          J. T. MOORE
                                          Vice President -- Chief Financial
                                          Officer, Secretary and Treasurer

                                                                       EXHIBIT A

                             ARTICLES OF AMENDMENT
                                       OF
                           AER ENERGY RESOURCES, INC.

                                       I.

     The name of the corporation, which was organized under the Georgia Business Corporation Code, is "AER Energy Resources, Inc."

                                      II.

     The amendment adopted is as follows:

     Article II of the articles of incorporation of the corporation shall be amended to add the following paragraph to the end of Article II:


          "Effective upon the filing of these Articles of Amendment with the Georgia Secretary of State (the "Effective Date"), each Common Share issued and outstanding at such time ("Old Common Stock") shall be automatically reclassified as and converted, pursuant to a reverse stock split, into a fraction thereof falling within a range between and including one-half and one-fifth of a share of the corporation's outstanding Common Stock ("New Common Stock"), depending on a determination by the Board of Directors that a reverse stock split is in the best interests of the corporation and the shareholders and the determination by the Board of the precise ratio for the reverse stock split, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represents outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the corporation. No fractional shares shall be issued; the corporation shall pay cash in lieu thereof."


                                      III.

     The date of the adoption of the amendment was             , 1999.

                                      IV.

     The amendment was duly approved by the shareholders in accordance with the provisions of O.C.G.A. sec.14-2-1003.

     DULY EXECUTED and delivered by the undersigned on             , 1999.

                                          AER ENERGY RESOURCES, INC.

                                          By:
                                            ------------------------------------
                                            David W. Dorheim
                                            President


       PLEASE MARK VOTES                                      REVOCABLE PROXY
  X    AS IN THIS EXAMPLE                                AER ENERGY RESOURCES,INC.                      For    Withhold   For All
                                                                                                        All     For All    Except

                ANNUAL MEETING OF SHAREHOLDERS                        1. The election as directors of all nominees
                         April 7, 1999                                   listed below (except as marked to the
                                                                         contrary):
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints David W. Dorheim and Jon A.            DAVID G. BROWN, JAMES W. DIXON, DAVID W. DORHEIM, WILLIAM
Lindseth, or either of them, each with full power of substitution,       L. JACKSON, JON A. LINDSETH AND JOHN L. WILKES.
acting jointly or by either one of them if only one be present and
acting, attorney and proxy to vote in the manner specified below         INSTRUCTION: To withhold your vote for any nominee(s), mark
(according to the number of shares which the undersigned would be        "For All Except" and write that nominee's name on the line
entitled to cast if then personally present) at the annual meeting       below
of shareholders of AER Energy Resources, Inc. to be held on April 7,
1999, including adjournments.                                            -----------------------------------------------------------

                                                                                                         For     Against     Abstain

                                                                      2. To authorize the Board of Directors
                                                                         to effect a reverse stock split (any split
                                                                         falling within a range between and including
                                                                         a 1-for-2 and a 1-for-5 reverse stock
                                                                         split) of the Company's Common Stock.

                                                                      3. In their discretion upon such other
                                                                         business as may properly come before the
                                                                         meeting.

                                                                         THIS PROXY SHALL BE VOTED AS DIRECTED. IF NO
                                                                         DIRECTION TO THE CONTRARY IS INDICATED, IT WILL
                                        -----------------------          BE VOTED FOR THE PROPOSALS LISTED ABOVE, AS
     Please be sure to sign and date    Date                             INDICATED IN THE ENCLOSED PROXY STATEMENT.
         this Proxy in the box below                                     DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO
     ----------------------------------------------------------          ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

     --Shareholder sign above---Co-holder (if any) sign above--

    DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                           AER ENERGY RESOURCES, INC.
--------------------------------------------------------------------------------
   Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                              PLEASE ACT PROMPTLY
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--------------------------------------------------------------------------------